
<ARTICLE>                  5

<PERIOD-TYPE>                                        6-MOS
<FISCAL-YEAR-END>                                    MAR-31-2000
<PERIOD-END>                                         SEP-30-1999
<CASH>                                               427,352
<SECURITIES>                                         732,263
<RECEIVABLES>                                        97,516
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               11,512,190
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       28,287,628<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           16,843,620
<TOTAL-LIABILITY-AND-EQUITY>                         28,287,628<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,029,894<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     1,392,715<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   339,609
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (304,155)<F5>
<EPS-BASIC>                                        (4.42)
<EPS-DILUTED>                                        000

<F1>Included  in total  assets:  Investments  in Local Limited  Partnerships  of
$14,972,568, Deferred charges, net of $205,052, Tenant security deposits of $81,963, Mortgagee escrow deposits of $226,945 and other assets of $31,779.
<F2>Included  in  Total  Liabilities  and  Equity:  Mortgage  notes  payable  of
$8,320,488, Accounts payable to affiliates of $155,180, Accounts payable and accrued expenses of $97,222, Interest payable of $46,179, Tenant security deposits payable of $70,255, Payable to affiliated developer of $2,482,000 and Minority interest in Local Limited Partnerships of $272,684. <F3>Included in Total revenue: Rental of $843,840, Investment of $36,797 and Other of $149,257.
<F4>Included in Other Expenses:  Asset  management fees of $89,604,  General and administrative of $211,599, Rental operations, exclusive of depreciation of $348,990, Bad debt of $215,345, Property management fees of $43,293, Depreciation of $275,307, and Amortization of $208,577. <F5>Included in Net loss: Equity in income of Local Limited Partnerships of $73,420, Minority interest in losses of Local Limited Partnerships of $112,933, Loss on liquidation of interest in Local Limited Partnership of $6,486 and Gain on transfer of assets of $218,408.

